Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF

HAROLD BLACK TO BOARD OF DIRECTORS

Irvine, Calif., July 1, 2004, New Century Financial Corporation (Nasdaq: NCEN), one of the nation’s largest mortgage finance companies, announced today that Dr. Harold A. Black (58) has been appointed to serve as the 10th member of its board of directors.

“We are very pleased to have Dr. Black join our board,” said Robert K. Cole, chairman of the board and chief executive officer. “We believe his expertise in financial institutions will add substantially to our already strong board of directors.”

Dr. Black is currently the James F. Smith, Jr. Professor of Financial Institutions at the University of Tennessee in Knoxville, Tennessee where he lectures, consults and publishes extensively in the areas of financial institutions and monetary systems. Dr. Black previously served on the faculties of American University in Washington D.C., Howard University in Washington D.C., the University of North Carolina at Chapel Hill, and the University of Florida in Gainesville, Florida, teaching primarily in the areas of financial markets and financial institutions.

In addition to his academic posts, Dr. Black served as the deputy director for the Department of Economic Research and Analysis in the Office of the Comptroller of the Currency and as a board member of the National Credit Union Administration in Washington D.C. Dr. Black is presently on the board of directors for Maryville College in Maryville, Tennessee, the University Health System in Knoxville, Tennessee, East Tennessee Automobile Association in Knoxville, Tennessee and National Center for Neighborhood Enterprise in Washington D.C.

Dr. Black received his bachelor’s degree from the University of Georgia in Athens, Georgia and his master’s and doctorate degrees from Ohio State University in Columbus, Ohio.

About New Century

New Century Financial Corporation is one of the nation’s largest mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

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